Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 25, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Suburban Propane Partners, L.P.’s Annual Report on Form 10-K for the year ended September 26, 2009. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 16, 2010 relating to the financial statements of Suburban Energy Services Group LLC, which appears in Suburban Propane Partners, L.P.’s Current Report on Form 8-K dated March 9, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 9, 2010